Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and Exchange

Commission. Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Contract Number: 43031148

COLLABORATION AND LICENSE AGREEMENT

Dated June 16, 2010

BY AND BETWEEN

BOEHRINGER INGELHEIM INTERNATIONAL GmbH

AND

NEUROCRINE BIOSCIENCES, INC.

TABLE OF CONTENTS

ARTICLE ONE - DEFINITIONS		8

1.1	“Affiliate”	8

1.2	“BI Confidential Information”	8

1.3	“BI Materials”	8

1.4	“BI Patent Rights”	9

1.5	“BI Technology”	9

1.6	“Change of Control”	9

1.7	“Collaboration”	9

1.8	“Collaboration Patent Rights”	9

1.9	“Collaboration Products”	9

1.10	“Collaboration Scope”	9

1.11	“Collaboration Technology”	9

1.12	“Combination Product”	9

1.13	“Commercially Reasonable Efforts”	10

1.14	“Co-Packaged Product”	10

1.15	“Confidential Information”	10

1.16	“Controls” or “Controlled”	10

1.17	“Default”	10

1.18	“Exclusive Period”	10

1.19	“EMA”	10

1.20	“Effective Date”	10

1.21	“FDA”	10

1.22	“Field of Use”	10

1.23	“First Commercial Sale”	10

1.24	“Force Majeure”	10

1.25	“FTE”	11

1.26	“Generic Competition”	11

1.27	“Generic Product(s)”	11

1.28	“GLP Toxicology Study”	11

1.29	“GPR119 Agonist Compounds”	11

1.30	“Indication”	11

1.31	“Invoice”	11

1.32	“Joint Confidential Information”	11

1.33	“Joint Ownership” or “Jointly Owned” or “Jointly Own”	12

1.34	“MAA”	12

1.35	“Major European Country”	12

1.36	“Milestones”	12

1.37	“NDA”	12

1.38	“Net Sales”	12

1.39	“Neurocrine Confidential Information”	13

1.40	“Neurocrine Materials”	14

1.41	“Neurocrine Patent Rights”	14

1.42	“Neurocrine Technology”	14

1.43	“Party”	14

1.44	“Patent Rights”	14

1.45	“Person”	14

1.46	“Phase I”	14

1.47	“Phase II”	14

1.48	“Phase III”	14

1.49	“Program Patent Rights”	14

1.50	“Program Technology”	15

1.51	“Program Materials”	15

1.52	“Regulatory Approval”	15

1.53	“Regulatory Filings”	15

1.54	“Research Plan”	15

1.55	“Research Program”	15

1.56	“Royalties”	15

1.57	“Start of Pre-Development”	15

1.58	“Steering Committee”	15

1.59	“Technology”	15

1.60	“Territory”	15

1.61	“Third Party(ies)”	15

1.62	“Third Party Royalties”	15

1.63	“Valid Claim”	16

ARTICLE TWO - REPRESENTATIONS, WARRANTIES AND COVENANTS		16

2.1	Mutual Representations and Warranties	16

2.2	Specific Neurocrine Warranties	17

2.3	Specific BI Warranties	17

2.4	Use of Technology	18

2.5	Exclusive Collaborative Effort	18

2.6	Commercially Reasonable Efforts	18

2.7	Disclaimer	18

ARTICLE THREE – LICENSES		18

3.1	License Grant to BI	18

3.2	Neurocrine Retained Licenses	18

3.3	Program Technology	19

3.4	Disclosure	19

3.5	Data	19

3.6	Materials	19

3.7	Invention Assignment Agreements	20

ARTICLE FOUR - STEERING COMMITTEE		20

4.1	Creation; Authority	20

4.2	Responsibilities	20

4.3	Meetings	20

4.4	Decisions of the Committee	20

4.5	Reporting and Disclosure	21

4.6	Annual Reporting	21

ARTICLE FIVE - RESEARCH PROGRAM		21

5.1	Goals of the Collaboration	21

5.2	Research Program	21

5.3	Collaboration Product Development and Commercialization	23

ARTICLE SIX - FEES, ROYALTIES AND MILESTONES		23

6.1	Technology Access Fee	23

6.2	Royalties	23

6.3	Royalty Adjustments	23

6.4	Term of Royalty	24

6.5	Reports and Payments	24

6.6	Development Milestones	25

6.7	Sales Milestones	26

ARTICLE SEVEN - CONFIDENTIALITY, PUBLICATION AND PUBLIC ANNOUNCEMENTS		27

7.1	Confidentiality	27

7.2	Authorized Disclosure	27

7.3	Publications	28

7.4	Publicity	28

ARTICLE EIGHT - INDEMNIFICATION		29

8.1	Indemnification by BI	29

8.2	Indemnification by Neurocrine	29

8.3	Procedure	29

ARTICLE NINE - TERM AND TERMINATION		30

9.1	Term	30

9.2	Termination for Convenience	30

9.3	Termination for Cause	31

9.4	Effects of Termination	31

9.5	Bankruptcy	32

9.6	Change of Control	33

ARTICLE TEN - INTELLECTUAL PROPERTY		33

10.1	Ownership, Filing, Prosecution and Maintenance	33

10.2	Extension of Patent Rights	34

10.3	Interference, Opposition, Reexamination and Reissue	34

10.4	Enforcement of Patent Rights	34

10.5	Paragraph IV Notices	35

10.6	Infringement Defense	35

10.7	No Challenge	35

10.8	Inventorship	35

ARTICLE ELEVEN - MISCELLANEOUS		35

11.1	Governing Law	35

11.2	Arbitration	35

11.3	Jury Waiver	36

11.4	Assignment	36

11.5	Further Actions	37

11.6	Force Majeure	37

11.7	Correspondence and Notices	37

11.8	Amendment	38

11.9	Waiver	38

11.10	Counterparts	38

11.11	Descriptive Headings	38

11.12	Severability	38

11.13	Entire Agreement of the Parties	38

11.14	Independent Contractors	38

11.15	No Trademark Rights	38

11.16	Accrued Rights; Surviving Obligations	38

11.17	Export	39

EXHIBIT INDEX

Exhibit A	[…***…]

Exhibit B	Neurocrine Patent Rights

Exhibit C	Research Plan

Exhibit D	Invoice Requirements

Exhibit E	Pre-Approved Announcement Regarding The Collaboration

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COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), dated as of June 16, 2010, is made by and between Neurocrine Biosciences, Inc., 12780 El Camino Real, San Diego, California, U.S.A. 92130 (“Neurocrine”) and Boehringer Ingelheim International GmbH, Binger Strasse 173, 55216 Ingelheim am Rhein, Germany (“BI”).

WHEREAS, BI is engaged in the research, development and commercialization of human pharmaceutical products, […***…] the discovery and development of glucose dependent insulin secretagogues including G-protein coupled receptor 119 (“GPR119”) agonists;

WHEREAS, Neurocrine is engaged in the research and development of human pharmaceutical products, and is the owner of certain proprietary compounds, information and know how relating to glucose dependant insulin secretagogues including GPR119 and small molecule agonists thereto, which may be useful in the discovery and development of human pharmaceutical products;

WHEREAS, BI and Neurocrine have agreed to collaborate, on the terms and conditions set forth herein, in the research, development and commercialization of GPR119 Agonist Compounds (as defined below);

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the Parties agree as follows:

ARTICLE ONE - DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article One. Any terms defined elsewhere in this Agreement should be given equal weight and importance as though set forth in this Article One.

1.1	“Affiliate” shall mean a Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with the Person specified. For the purposes of this definition, control shall mean the direct or indirect ownership of, (a) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors or (b) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity. Notwithstanding the foregoing, the term “Affiliate” shall not include subsidiaries in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.2	“BI Confidential Information” shall mean Confidential Information owned by BI and/or its Affiliates or otherwise designated as BI Confidential Information hereunder but shall not include Joint Confidential Information.

1.3	“BI Materials” shall mean BI proprietary research materials including, but not limited to, assays, physical databases of chemical structures of compounds, reagents and materials derived therefrom. BI Materials will not include Program Materials or Collaboration Products. BI will own BI Materials supplied by BI to Neurocrine hereunder.

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1.4	“BI Patent Rights” shall mean all Patent Rights filed or to be filed by BI arising out of […***…] execution of this Agreement, and/or (b) the collaborative Research Program with BI inventorship only.

1.5	“BI Technology” shall mean, all Technology (i) owned or Controlled by BI and/or its Affiliates on the Effective Date or during the term of the Research Program and relating to Collaboration Products and/or (ii) arising out of the conduct solely by BI of the Research Program in each case as necessary or useful to make, have made, use, sell, offer for sale, have sold and import Collaboration Products including synthetic processes to produce Collaboration Products and all related chemical and biological data. BI Technology shall specifically include but not be limited to the BI Patent Rights. BI Technology shall not include Program Technology.

1.6	“Change of Control” shall mean any of the following events (i) the acquisition by any person or group or entity of “beneficial ownership” (as hereinafter defined) directly or indirectly, of more than fifty percent (50%) of the shares of Neurocrine’s capital stock or other voting securities, the holders of which have general voting power under ordinary circumstances to elect at least a majority of Neurocrine’s board of directors or equivalent body (the “Voting Stock”); (ii) the approval by the shareholders of Neurocrine of a merger share exchange, reorganization, consolidation or other similar transaction of Neurocrine and the consummation of such transaction (a “Transaction”), other than a Transaction which would result in the beneficial owners of Voting Stock of Neurocrine immediately prior thereto continuing to beneficially own (either by such voting Stock remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the Voting Stock of Neurocrine or such surviving entity immediately after such Transaction; or (iii) the approval by the shareholders of Neurocrine of a complete liquidation or dissolution of Neurocrine or a sale or disposition of all or substantially all of the assets of Neurocrine and the consummation of such Transaction. For the purpose of this definition, “beneficial ownership” shall mean ownership of a security by any person or group or entity who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (X) voting power which includes the power to vote, or to direct the voting of, such security; and/or (Y) investment power which includes the power to dispose or to direct the disposition of such security. Change of Control shall not include any public offering of the shares of Neurocrine.

1.7	“Collaboration” shall mean the research collaboration between BI and Neurocrine pursuant to the terms and conditions of this Agreement.

1.8	“Collaboration Patent Rights” shall mean the BI Patent Rights, the Neurocrine Patent Rights and the Program Patent Rights.

1.9	“Collaboration Products” shall mean all GPR119 Agonist Compounds encompassed by the Collaboration Patent Rights.

1.10	“Collaboration Scope” shall mean the discovery, characterization, optimization, research, development and commercialization of GPR119 Agonist Compounds.

1.11	“Collaboration Technology” shall mean the Neurocrine Technology, BI Technology and Program Technology and specifically shall include the Collaboration Patent Rights.

1.12	“Combination Product” shall mean a pharmaceutical formulation containing as its active ingredients both a Collaboration Product and one or more other therapeutically active ingredients.

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1.13	“Commercially Reasonable Efforts” shall mean efforts and resources commonly used in the pharmaceutical industry for a product at a similar stage in its research, development, commercialization or product life and is of similar market potential taking into account efficacy, safety, regulatory authority approved labeling and pricing, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, the profitability of the product, and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and country-by-country basis for a particular product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Collaboration Product and the market involved.

1.14	“Co-Packaged Product” shall mean a single packaged product containing a Collaboration Product and one or more other therapeutically, diagnostically or prophylactically active products as separate components in a co-packaged form.

1.15	“Confidential Information” shall mean with respect to each Party and its Affiliates, non-public proprietary data or information which belongs in whole or in part to such Party and its Affiliates, and/or information designated as Confidential Information of such Party and its Affiliates hereunder.

1.16	“Controls” or “Controlled” shall mean with respect to Technology, the possession of the ability to grant licenses or sublicenses, other than pursuant to this Agreement, without the payment of additional consideration or the violation of the terms of any agreement or other arrangement with, or the rights of, any Third Party.

1.17	“Default” shall mean with respect to a Party that (i) any representation or warranty of such Party set forth herein shall have been untrue in any material respect when made or (ii) such Party shall have failed to perform any material obligation set forth in this Agreement.

1.18	“Exclusive Period” shall mean […***…].

1.19	“EMA” shall mean the European Medicines Agency or successor agencies.

1.20	“Effective Date” shall mean the date first written above.

1.21	“FDA” shall mean the Federal Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof.

1.22	“Field of Use” shall mean all uses, including, but not limited to, therapeutic, prophylactic and diagnostic uses in humans and animals.

1.23	“First Commercial Sale” shall mean with respect to any Collaboration Product holding Regulatory Approval for commercial sale, the first transfer by BI, its Affiliates and/or its sublicensees of the Collaboration Product to a Third Party in exchange for cash or some equivalent to which value can be assigned.

1.24

“Force Majeure” shall mean any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident; or war, revolution, civil commotion, acts of public enemies, blockage or embargo; or any injunction, law, order, proclamation, regulation, ordinance,

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demand or requirement of any government or of any subdivision, authority or representative of any such government; or breakdown of plant, inability to procure or use materials, labor, equipment, transportation, or energy sufficient to meet manufacturing needs without the necessity of allocation; or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred.

1.25	“FTE” shall mean a full time equivalent Neurocrine employee year consisting of a total of […***…] per year of work on or directly related to the Research Program.

1.26	“Generic Competition” means, on a country by country and Collaboration Product by Collaboration Product basis, that the following conditions are met: (x) one or more Third Parties is selling a Generic Product in a country during a calendar quarter, and (y) […***…] of such Generic Product(s) sold in such country by the Third Party(ies) in such calendar quarter is […***…] of Collaboration Products sold in that country by BI, its Affiliates and sublicensees. Unless otherwise agreed by the Parties,
[…***…] of each Generic Product sold during a calendar quarter shall be deemed to be the volume of sales of the Generic Product in such country in that calendar quarter as reported by IMS Health, Incorporated, of Fairfield, Connecticut (together with its affiliates “IMS”) or any successor to IMS or any other independent sales auditing firm reasonably agreed upon by the Parties.

1.27	“Generic Product(s)” shall mean and include products (other than Collaboration Products developed and commercialized by BI pursuant to this Agreement) that contain principally the same active pharmaceutical ingredient as a Collaboration Product.

1.28	“GLP Toxicology Study” means a toxicological study of twenty eight (28) days or greater duration enabling the performance of first clinical studies in humans as stipulated in ICH guideline M3(R2), performed under current GLP regulations.

1.29	“GPR119 Agonist Compounds” shall mean compounds that (i) stimulate the human GPR119 receptor activity with […***…].

1.30	“Indication” shall mean an individual disease or clinical condition with respect to which at least one adequate and well–controlled clinical study is required to support inclusion of such disease or condition in the indication statement of the package insert of a product approved for marketing and commercialization. For avoidance of doubt, a label enhancement or elaboration or expansion of an approved Indication is not a separate Indication even if one or more studies are performed to receive such enhancement or expansion.

1.31	“Invoice” means an original invoice sent by Neurocrine to BI as specified in Exhibit D.

1.32	“Joint Confidential Information” shall mean Confidential Information Jointly Owned by BI and Neurocrine or otherwise designated as Joint Confidential Information hereunder.

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1.33	“Joint Ownership” or “Jointly Owned” or “Jointly Own” shall mean that every Party shall own fifty percent (50%) undivided interest. Except as expressly provided in this Agreement and subject to any restrictions herein, with respect to Collaboration Patent Rights each joint owner may only assign, license, sell or otherwise encumber or transfer any such interest with the prior written approval of the other Party, which shall not be unreasonably withheld. Any such approved assignment, license or other disposition of Collaboration Technology Patent Rights shall at all times be and remain subject to the rights granted and accompanying conditions and obligations with respect thereto under this Agreement. Each Party waives the right it may have under any jurisdiction to assign, license, sell or otherwise encumber or transfer any such interest in Collaboration Technology Patent Rights without consent of the other Party.

1.34	“MAA” shall mean a Marketing Authorization Application covering a Collaboration Product, filed with the European Medicines Agency.

1.35	“Major European Country” shall mean the United Kingdom, Germany, Spain, Italy or France.

1.36	“Milestones” shall mean the payments to be made upon occurrence of certain events as set forth in Article Six of this Agreement.

1.37	“NDA” shall mean a New Drug Application covering a Collaboration Product filed with the FDA pursuant to 21 CFR 314 required for marketing approval of a pharmaceutical product.

1.38	“Net Sales” shall mean the gross receipts from sales of Collaboration Products in the Territory by BI, its Affiliates or sublicensees (“the Selling Party”) to Third Parties in the Territory less deductions actually allowed, granted, accrued or specifically allocated to Collaboration Product by the Selling Party using generally accepted accounting standards for:

(a)	packing, handling and transportation charges not already covered in the cost of goods sold, including insurance, for transporting Collaboration Product;

(b)	sales and excise taxes, use taxes, tariffs and import/export duties paid or allowed by the Selling Party and any other governmental charges imposed upon the production, importation, use or sale of such Collaboration Product, including value-added taxes;

(c)	any adjustments arising from consumer discount programs or other similar programs, and any rebates, chargeback rebates, compulsory rebates, trade, quantity and cash discounts (including non-discretionary early settlement discounts), and other usual and customary discounts to customers allowed on Collaboration Product;

(d)	allowances or credits to customers on account of rejection or return of Collaboration Product, including but not limited to recalls or damaged goods;

(e)	allowances or credits to customers on account of retroactive price reductions affecting such Collaboration Product;

(f)	Collaboration Product rebates and Collaboration Product charge backs including those granted to managed care entities and government agencies, their respective purchasers, or reimbursers, including any mandatory rebates;

(g)	deductions for actual bad debts to the extent relating to the Collaboration Product; and

(h)	discounts or rebates applied on bundle or sales package containing the Collaboration Product consistent with BI’s practices for its other products.

Sales between BI, its Affiliates and/or its/their sublicensees shall be excluded from the computation of Net Sales and no payments will be payable on such sales except where such Affiliates or sublicensees are end users but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates or sublicensees.

In the event a Collaboration Product is sold as a Combination Product or Co-Packaged Product, Net Sales of the Combination Product or Co-Packaged Product will be calculated as follows:

(a)	If the Combination Product or Co-Packaged Product, the Collaboration Product and the other product are sold separately, Net Sales of the Collaboration Product portion of Combination Products and Co-Packaged Products will be calculated by multiplying the total Net Sales of the Combination Product or Co-Packaged Product by the fraction A/(A+B), where A is the average gross selling price in the applicable country in the Territory of the Collaboration Product sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in the applicable country in the Territory of all other therapeutically, diagnostically or prophylactically active ingredients or products in the Combination Product or Co-Packaged Product sold separately in the same formulation and dosage, during the applicable calendar quarter.

(b)	If the Combination Product or the Co-Packaged Product and the Collaboration Product are sold separately, but the average gross selling price of the other product(s) cannot be determined, Net Sales of the Combination Product or the Co-Packaged Product shall be equal to the Net Sales of the Combination Product or Co-Packaged Product multiplied by the fraction A/C wherein A is the average gross selling price of the Collaboration Product and C is the average gross selling price of the Combination Product or Co-Packaged Product.

(c)	If the Combination Product or the Co-Packaged Product and the other product(s) are sold separately, but the average gross selling price of the Collaboration Product cannot be determined, Net Sales of the Combination Product and/or Co-Packaged Product shall be equal to the Net Sales of the Combination Product and/or Co-Packaged Product multiplied by the following formula: one (1) minus B/C wherein B is the average gross selling price of the other product(s) and C is the average gross selling price of the Combination Product and/or Co-Packaged Product.

(d)	If the Combination Product or Co-Packaged Product are sold separately, but the average gross selling price of neither the Collaboration Product nor the other product(s) can be determined, Net Sales of the Combination Product or Co-Packaged Product shall be equal to Net Sales of the Combination Product or Co-Packaged Product multiplied by a mutually agreed percentage.

The average gross selling price for such other product(s) contained in the Combination Product or Co-Packaged Product shall be calculated for each calendar year by dividing the sales amount by the units of such other product(s), as published by IMS or another mutually agreed independent source.

In the initial calendar year during which a Combination Product or Co-Packaged Product is sold, a forecasted average gross selling price shall be used for the Collaboration Product, other product(s), or Combination Product and/or Co-Packaged Product. Any over or under payment due to a difference between forecasted and actual average gross selling prices shall be paid or credited in the second royalty payment of the following calendar year. In the following calendar year the average gross selling price of the previous year shall apply from the second royalty payment on.

1.39	“Neurocrine Confidential Information” shall mean Confidential Information owned by Neurocrine or otherwise designated as Neurocrine Confidential Information hereunder but shall not include Joint Confidential Information.

1.40	“Neurocrine Materials” shall mean Neurocrine proprietary research materials including, but not limited to, assays, physical databases of chemical structures of compounds, reagents and materials derived therefrom. Neurocrine Materials will not include Program Materials or Collaboration Products. Neurocrine will own Neurocrine Materials supplied by Neurocrine to BI hereunder.

1.41	“Neurocrine Patent Rights” shall mean all Patent Rights filed or to be filed by Neurocrine arising out of […***…] (b) the collaborative Research Program with Neurocrine inventorship only.

1.42	“Neurocrine Technology” shall mean all Technology (i) owned or Controlled by Neurocrine on the Effective Date or during the term of the Research Program relating to Collaboration Products and/or (ii) arising out of the conduct solely by Neurocrine of the Research Program in each case as necessary or useful to make, have made, use, sell, offer for sale, have sold and import Collaboration Products including synthetic processes to produce Collaboration Products and all related chemical and biological data. Neurocrine Technology shall specifically include but not be limited to the Neurocrine Patent Rights. Neurocrine Technology shall not include Program Technology.

1.43	“Party” shall mean BI or Neurocrine, as the case may be, and their respective Affiliates and “Parties” shall mean BI and Neurocrine and their respective Affiliates.

1.44	“Patent Rights” shall mean the rights and interests in and to all issued patents and pending patent applications in any country, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation Supplementary Protection Certificates or the equivalent thereof.

1.45	“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

1.46	“Phase I” in the United States means a human clinical trial that meets the requirements of 21 CFR 312.21(a) designed to provide evidence of safety and tolerability, metabolism and pharmacological activity, adverse experience with increasing doses and, possibly, early evidence of efficacy of a Product. Any clinical study in healthy volunteers is a Phase I study. Phase I in EU and Japan means studies that meet with these regulatory bodies’ requirements for similar types of studies.

1.47	“Phase II” in the United States means a human clinical trial that meets the requirements of 21 CFR 312.21(b) designed to explore the dose relationship of a Product against some clinical efficacy measure for an Indication in patients with the disease or condition under study. Phase II in EU and Japan means studies that meet with these regulatory bodies’ requirements for similar types of studies.

1.48	“Phase III” in the United States means a pivotal human clinical trial that meets the requirements of 21 CFR 312.21(c) designed to generate the information about effectiveness and safety needed to evaluate the over-all benefit-risk relationship of a Product and provide adequate basis for Regulatory Approval for marketing a Product. Phase III in EU and Japan means studies that meet with these regulatory bodies’ requirements for similar types of studies.

1.49	“Program Patent Rights” shall mean the Patent Rights claiming inventions and discoveries arising from the […***…]. “Program Patent Rights” shall include Patent Rights from any patent

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application filed by either Party which relates to an invention arising from […***…] where it is determined that in respect of subsequent subject matter included in such application […***…] as a result of relevant work conducted […***…]

1.50	“Program Technology” shall mean Technology, which is discovered or invented jointly by Neurocrine personnel and BI personnel as a result of the Collaboration.

1.51	“Program Materials” shall mean and include clones, cell lines, assays, databases, electronic and physical databases of chemical structures, which, in each case, are developed, by Neurocrine and/or BI during the course of conduct of the Research Program. Program Materials will not include Collaboration Products.

1.52	“Regulatory Approval” shall mean the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of Investigational Drug Applications, New Drug Applications and equivalents, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Collaboration Product(s) in a regulatory jurisdiction.

1.53	“Regulatory Filings” shall mean, collectively, Investigational New Drug Applications, Product License Applications, Drug Master Files, NDAs and/or any other equivalent or comparable filings as may be required by Regulatory Authorities to obtain Regulatory Approvals.

1.54	“Research Plan” shall mean the collaborative research plan as described in Section 5.2(c).

1.55	“Research Program” shall mean the GPR119 collaborative research program conducted by Neurocrine and BI in accordance with the provisions of Article Five hereof.

1.56	“Royalties” shall mean those royalties payable pursuant to Article Six of this Agreement.

1.57	“Start of Pre-Development”, shall mean when a GPR119 Agonist Compound subject to the Collaboration Patent Rights
[…***…].

1.58	“Steering Committee” shall have the meaning set forth in Article Four hereof.

1.59	“Technology” shall mean proprietary data, information and all intellectual property, including but not limited to, trade secrets, know-how, inventions and technology, whether patentable or not, and Patent Rights directed to products, processes, formulations and/or methods but which term shall specifically exclude copyright and all registered and unregistered trademarks.

1.60	“Territory” shall mean the world.

1.61	“Third Party(ies)” shall mean any Person other than Neurocrine, BI and their respective Affiliates.

1.62	“Third Party Royalties” shall mean royalties payable by Neurocrine, BI, its Affiliates or sublicensees to a Third Party (or multiple Third Parties) to make, have made, use, sell, offer for sale or import Collaboration Products where the royalty payable to such Third Party is based on Patent Rights owned or Controlled by such Third Party.

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1.63	“Valid Claim” shall mean (a) a claim in an issued patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement of the Parties; or […***…] and which has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

ARTICLE TWO - REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1	Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party that:

(a)	the execution, delivery to the other Party and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and will not conflict, in any material respect, with or result in a breach of any of the terms or provisions of (i) any other contractual obligations of such Party, (ii) the provisions of its charter, operating documents or bylaws, or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which it or any of its property is bound except where such breach or conflict would not materially impact the Party’s ability to meet its obligations hereunder;

(b)	this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms except as (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights and (ii) equitable principles of general applicability;

(c)	such Party is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of incorporation or formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof except where failure to be in good standing would not materially impact the Party’s ability to meet its obligations hereunder;

(d)	such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and with respect to Neurocrine the performance of this Agreement by Neurocrine does not require shareholder action or approval and with respect to BI the performance of this Agreement by BI has been approved by all necessary shareholder action, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action; and

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(e)	no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement, except for any filings under any applicable securities laws and except where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of such Party to meets its obligations hereunder.

2.2	Specific Neurocrine Warranties. Neurocrine warrants and represents to BI that as of the Effective Date:

(a)	it has the full right, power and authority to grant the licenses granted to BI under Article Three hereof;

(b)	all Patent Rights included within the Neurocrine Technology are existing and, to its knowledge, are not invalid or unenforceable, in whole or in part;

(c)	(i) it is the sole and exclusive owner or the exclusive licensee of the Neurocrine Technology, including, without limitation, all Patent Rights included therein, and (ii), to its knowledge, no Person has any right, title or interest in or to the Neurocrine Technology;

(d)	all inventors (who are known as of the date this Agreement is signed by each of the Parties) of any inventions included within the Neurocrine Technology have assigned their entire right, title and interest in and to such inventions and the corresponding Patent Rights to Neurocrine; and

(e)	there are no claims, judgments or settlements against or owed by Neurocrine or, to its knowledge, pending or threatened claims or litigation relating to the Neurocrine Technology.

2.3	Specific BI Warranties. BI warrants and represents to Neurocrine that as of the Effective Date:

(a)	it has the full right, power and authority to grant the licenses granted to Neurocrine under Articles Three and, if granted, under Article Nine, hereof;

(b)	all Patent Rights included within the BI Technology are existing and, to its knowledge, are not invalid or unenforceable, in whole or in part;

(c)	(i) it is the sole and exclusive owner or the exclusive licensee of the BI Technology, including, without limitation, all Patent Rights included therein, and (ii), to its knowledge, no Person has any right, title or interest in or to the BI Technology;

(d)	all inventors (who are known as of the date this Agreement is signed by each of the Parties) of any inventions included within the BI Technology have assigned their entire right, title and interest in and to such inventions and the corresponding Patent Rights to BI; and

(e)	there are no claims, judgments or settlements against or owed by BI or, to its knowledge, pending or threatened claims or litigation relating to the BI Technology.

2.4	Use of Technology. Neurocrine warrants that it will not use the BI Technology unless specifically licensed hereunder. BI warrants that it will not use the Neurocrine Technology unless specifically licensed hereunder.

2.5	Exclusive Collaborative Effort. Subject to […***…] rights hereunder, and except where the Parties shall determine otherwise (in which event such work shall be considered part of this Collaboration), Neurocrine and BI will each work exclusively with one another and will not […***…] during the Exclusive Period. For avoidance of doubt and subject to the licenses granted in this Agreement, during the term of the Research Program, […***…], excluding any […***…], and further excluding any
[…***…], for all purposes outside the […***…]. For further avoidance of doubt, it shall be deemed no violation of this Section 2.5, if any Party may in their discovery, characterization, optimization, research, development and commercialization of compounds […***…], make, use or sell compounds […***…]. During the term of the Research Program, each Party shall
[…***…] as soon as such […***…] is reasonable from a standpoint of a […***…]. Once a compound is identified as
[…***…] such compound will, if the compound (i) […***…] and (ii) is not within […***…] as the case may be, become part of the Collaboration Technology […***…].

2.6	Commercially Reasonable Efforts. Neurocrine and BI shall each use Commercially Reasonable Efforts to perform their respective obligations under the Research Program and meet the goals of the Collaboration.

2.7	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN EACH PARTY MAKES NO OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY MATERIALS, INCLUDING WITHOUT LIMITATION BI TECHNOLOGY AND NEUROCRINE TECHNOLOGY. ADDITIONALLY, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.2, NEUROCRINE MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT THE MANUFACTURE, USE OR SALE OF ANY COLLABORATION PRODUCT WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE THREE - LICENSES

3.1	License Grant to BI. Neurocrine hereby grants to BI the sole and exclusive right and license, with the right to sublicense, under Neurocrine’s right title and interest in the Collaboration Technology (including the Neurocrine Technology and Neurocrine’s interest in any Program Technology), to research, develop, make, have made, register, use, sell, offer for sale, have sold and import Collaboration Products in the Field of Use in the Territory.

3.2	Neurocrine Retained Licenses. The exclusive licenses granted to BI in Section 3.1 above, shall be subject to the retention by Neurocrine or grant to Neurocrine as the case may be of a nonexclusive royalty free, worldwide right and license, to use the Neurocrine Technology and Program Technology for research purposes […***…] in all cases subject to Section 2.5 and provided that Neurocrine will not have a license to use the […***…] for research purposes […***…]. Notwithstanding the foregoing upon BI’s payment to Neurocrine of the […***…] for a Collaboration Product, or any subsequent achievement of the […***…] where no payments are due Neurocrine, […***…].

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3.3	Program Technology. Except as otherwise set forth in Section 3.2 and 3.5, the Program Technology will be […***…]. For the avoidance of doubt […***…]. Pursuant to the exclusive license granted to BI in Section 3.1 BI will have the exclusive right and license under the Program Technology and under the Program Patent Rights to research, develop, make, have made, register, use, offer to sell, import, or export Collaboration Products in the Field of Use in the Territory. Subject to the licenses granted under this Agreement, BI and Neurocrine will each have the right under the Program Technology to research, develop, make, have made, register, use, offer to sell, import, or export products […***…]. Upon expiration of the Exclusive Period and subject to the licenses granted under this Agreement and Section 3.2, […***…]. For avoidance of doubt, each Party will have the right to […***…] as set forth herein […***…] exclusive licenses granted to BI in Section 3.1 above […***…] as described in Section 3.2 and 3.3.

3.4	Disclosure. During the term of this Agreement, the Parties will as promptly as practicably possible disclose to one another all data, information, inventions, techniques and discoveries (whether patentable or not) arising out of the conduct of the Research Program and all inventions, techniques and discoveries (whether patentable or not) included in the Technology licensed hereunder.

3.5	Data. Subject to the licenses retained and granted herein, all data and information arising out of the Research Program will be owned by BI and will be BI Confidential Information.

3.6	Materials.

(a)	Program Materials. During the term of this Agreement, upon request by either Party, the Party to whom the request is made will promptly provide to the other Party such quantities of Program Materials as shall be reasonably available in excess of its own needs for such other Party to carry out its respective responsibilities under this Agreement. Subject to the licenses set forth in this Article Three, each Party may use the Program Materials created or developed by such Party for any purpose.

(b)	Neurocrine Materials. During the term of this Agreement, Neurocrine will promptly supply to BI Neurocrine Materials reasonably (both in quantity and identity) requested by BI provided (i) such Neurocrine Materials are reasonably and readily available to Neurocrine in excess of Neurocrine’s own requirements, and (ii) supply of such Neurocrine Materials will not, in Neurocrine’s sole judgment, (A) conflict with Neurocrine’s internal or collaborative research programs, (B) conflict with Neurocrine’s internal policies regarding such materials or (C) violate any agreement to which Neurocrine is a party. Any Neurocrine Materials provided to BI hereunder together with materials derived therefrom (i) may only be used by BI and BI’s permitted sublicensees in the conduct of the Research Program and/or in the discovery and/or development of Collaboration Products, (ii) may not be supplied to Third Parties, other than Third Parties that, with the approval of the Steering Committee, are under contract with one of the Parties to perform services in support of the Research Program, without Neurocrine’s prior written consent which can be withheld for any reason in Neurocrine’s sole discretion and (iii) will, at Neurocrine’s option and at Neurocrine’s request be returned to Neurocrine or destroyed. The provision of Neurocrine Materials hereunder will not constitute any grant, option or license under any Neurocrine Patent Rights, except as expressly set forth herein.

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(c)	BI Materials. During the term of this Agreement, BI will promptly supply to Neurocrine BI Materials reasonably (both in quantity and identity) requested by Neurocrine pursuant to the carrying out of its obligations under the Research Program provided (i) such BI Materials are reasonably and readily available to BI in excess of BI’s own requirements, and (ii) supply of such BI Materials will not, in BI’s sole judgment, (A) conflict with BI’s internal or collaborative research programs, (B) conflict with BI’s internal policies regarding such materials or (C) violate any agreement to which BI is a party. Any BI Materials provided to Neurocrine hereunder together with materials derived therefrom (i) may only be used by Neurocrine in the conduct of the Research Program, (ii) may not be supplied to Third Parties, other than Third Parties that, with the approval of the Steering Committee, are under contract with one of the Parties to perform services in support of the Research Program, without BI’s prior written consent which can be withheld for any reason in BI’s sole discretion and (iii) will, at BI’s option and at BI’s request be returned to BI or destroyed. The provision of BI Materials hereunder will not constitute any grant, option or license under any BI Patent Rights, except as expressly set forth herein.

3.7	Invention Assignment Agreements. All Neurocrine and BI personnel involved with and conducting activities subject to and under the Research Program will have executed Neurocrine’s or BI’s, as the case may be, standard non-disclosure and invention assignment agreement.

ARTICLE FOUR - STEERING COMMITTEE

4.1	Creation; Authority. Within […***…] of the Effective Date, Neurocrine and BI will form a Steering Committee to oversee, review and co-ordinate the Research Program. The Steering Committee will consist of three (3) each of BI and Neurocrine representatives. Upon termination or expiration of the Research Program, the Steering Committee will be disbanded. At any time during this Agreement, […***…] for the Collaboration but all other terms and obligations set forth herein will remain in full force and effect. […***…].

4.2	Responsibilities. The Steering Committee will be responsible for: (i) overseeing the activities of the Parties under the Research Program including without limitation monitoring its progress, (ii) reviewing and amending the Research Program, Research Plan, budgets, and generally coordinating activities; (iii) establishing, as necessary or appropriate, additional joint subcommittees and delegate responsibilities to such joint subcommittees; and (iv) considering and acting upon such other matters that fall within the scope of the Research Program and associated activities.

4.3	Meetings. The Steering Committee shall meet no less frequently than quarterly. Steering Committee meetings may be by teleconference or by videoconference as well as in person, with at least one face-to-face meeting per annum, the location of such face-to-face meeting to alternate between Biberach, Germany, or such other location that BI should designate, and San Diego, California, or such other location as Neurocrine should designate. Each Party shall be responsible for expenses incurred by its employees and its members of the Steering Committee incurred in attending or otherwise participating in Steering Committee meetings.

4.4

Decisions of the Committee. All decisions of the Steering Committee shall be made in good faith, be in the best interests of the Collaboration to further the goals of the Collaboration and Research Program, and shall be made unanimously. Each Party, through its representative members of the Steering Committee, shall collectively have one vote for decision making purposes. In the event the Steering Committee shall be unable to reach an unanimous decision on any matter, the matter

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shall be submitted to the Vice President Research of Neurocrine and the Senior Vice President Research of BI (collectively the “Party Executives”) for discussion in good faith based on the goals of the Collaboration. If the Party Executives cannot agree within […***…] of the matter having been referred to them, […***…].

4.5	Reporting and Disclosure.

(a)	Reports. Prior to each quarterly meeting of the Steering Committee, the Parties will distribute to each other written copies of all materials intended to be submitted at the Steering Committee meeting. In the event that after receipt of any such report, either Party shall request additional data or information relating to the Research Program data or Technology licensed hereunder, the Party to whom such request is made shall promptly provide to the other Party such data or information that such Party reasonably believes is necessary for the continued conduct of the Research Program.

(b)	Meetings. At the meetings of the Steering Committee, BI and Neurocrine will, among other activities, review in reasonable detail (i) all data and information generated in the conduct of the Research Programs by each Party and (ii) all Program Technology licensed hereunder developed by the Parties.

4.6	Annual Reporting. Following termination or expiration of the Research Program, for the term of this Agreement, BI will provide Neurocrine with annual reports each year within […***…] summarizing BI’s progress during the previous calendar year toward research, development and commercialization of Collaboration Products.

ARTICLE FIVE - RESEARCH PROGRAM

5.1	Goals of the Collaboration. The goals of the Collaboration, expressed herein as an intent (rather than creating any express or implied liability on the part of either Party), shall be to […***…] research and discovery of GPR119 Agonist Compounds for the treatment of Type 2 Diabetes and related metabolic diseases. It is a further goal of the Collaboration to provide to BI a Collaboration Product that is […***…] treatment of Type 2 Diabetes.

5.2	Research Program. Under the terms and conditions set forth herein, BI and Neurocrine will collaborate in the conduct of a collaborative research program, in accordance with the Research Plan, to discover, identify, characterize, optimize, and research GPR119 Agonist Compounds.

(a)	Term. The initial term of the Research Program will be […***…] from the Effective Date. BI may unilaterally, in its sole discretion, decide to extend the term of the Research Program by […***…]. To give effect to the foregoing,
[…***…], BI shall provide notice and inform Neurocrine whether BI is electing to extend the Research Program
[…***…]. Unless otherwise agreed by the Parties, the extension of the Research Program for […***…] as set forth in subsection (d) below.

(b)	Goals. The goal of the Research Program will be to […***…], such that BI, at its sole discretion, may […***…].

(c)	Research Plan. The initial […***…] Research Plan is attached hereto as Exhibit C. The Research Plan will be updated on an annual basis by the Steering Committee, and more

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frequently if the Steering Committee determines it is necessary to carry out its responsibilities under section 4.2. The Research Plan will specifically include detailed plans for the following year including staffing levels and activities as well as a more general plan for the remaining term of the Collaboration. Other than the initial Research Plan as reflected in Exhibit C, all subsequent Research Plans shall be prepared jointly by the Parties through the Steering Committee. The Research Plan may be modified or amended (i) upon the written approval of the Steering Committee, or (ii) at BI’s sole discretion followed by the approval of the Steering Committee. If the Research Plan is extended pursuant to Section 5.2 (a), the Parties shall as soon as practicably thereafter commence the drafting of a suitable supplement to the then existing Research Plan in effect.

(d)	Funding of the Research Program.

(i) FTE Costs. BI will fund Neurocrine’s FTE activities in the conduct of the Research Program by reimbursing Neurocrine for the actual number of FTEs Neurocrine dedicated to the Research Program, […***…] FTEs per year over the course

[…***…] of the Research Program, at a rate of […***…] per year per Neurocrine FTE. In the event the Steering Committee shall elect to request that Neurocrine devote more than the above number of Neurocrine FTEs to the conduct of the Research Program in any year, BI will provide such funding for each additional Neurocrine FTE at a rate of […***…] per FTE per year. If BI decides to extend the Research Program […***…] as set forth in Section 5.2(a), the Parties will negotiate in good faith the number of Neurocrine FTEs required during […***…].

(ii) External and Third Party Costs. […***…] Third Party and external costs and expenses approved by the Steering Committee. Third Party contractors will be used whenever BI’s and/or Neurocrine’s internally dedicated FTEs are insufficient to meet the timelines established by the Steering Committee or when Third Party contractors will best meet the goals of the Collaboration, […***…]. In some instances, the Steering Committee may elect to request that Neurocrine act as a Third Party contractor to the Research Program and in such event, […***…] as agreed between Neurocrine and the Steering Committee.

(iii) Payment, Records and Audit. Neurocrine shall submit an Invoice to BI […***…] after each calendar quarter ending March, June, September, and December, detailing with supportive documentation, the FTE Costs applicable to Neurocrine’s efforts for such applicable quarterly period. Neurocrine’s Chief Financial Officer shall certify the accuracy of each such Invoice submitted. Unless otherwise specified in the Research Plan, FTE numbers budgeted for the full year will be deemed budgeted in equal amounts for each calendar quarter during such year, prorated as appropriate for the first and last calendar quarters under which the Research Program is in effect. BI shall pay each Invoice received within […***…]. For the duration of the Research Program Neurocrine shall maintain and shall cause its Affiliates and sublicensees to maintain, complete and accurate books and records regarding the Neurocrine FTEs, as necessary to allow the accurate calculation of payments due hereunder. Neurocrine will retain these records for […***…] BI shall have the right to engage an independent accounting firm reasonably acceptable to Neurocrine[…***…] which shall have the right to examine in confidence the relevant Neurocrine records as may be reasonably necessary to determine and/or verify the amount of payments due hereunder. Such examination shall be conducted during Neurocrine’s normal business hours, […***…] prior written notice to Neurocrine

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and shall take place at the Neurocrine facility(ies) where such records are maintained. In the event there was an over-payment by BI hereunder, Neurocrine shall […***…] make payment to BI of any overpayment amounts. In the event that there was an under-payment by BI hereunder, BI shall […***…] pay Neurocrine the excess amount. In the event any payment by BI shall prove to have been incorrect by more than […***…] to BI’s detriment, Neurocrine will pay the reasonable fees and costs of BI’s independent auditor for conducting such audit.

5.3	Collaboration Product Development and Commercialization. Upon completion of the Research Program, BI will be responsible for, and make all decisions with respect to, formulation, pre-clinical development, clinical development, manufacturing and commercialization of Collaboration Products.

ARTICLE SIX - FEES, ROYALTIES AND MILESTONES

6.1	Technology Access Fee. In consideration for the license rights granted hereunder, […***…] the Effective Date, the receipt of an Invoice from Neurocrine, and the receipt of a duly signed original of the Agreement , BI will pay to Neurocrine ten million dollars ($10,000,000) as a technology access fee.

6.2	Royalties. BI will pay to Neurocrine royalties based on Net Sales of Collaboration Products in the Territory. The royalties will have increasing tiers based on annual Net Sales of Collaboration Products in the Territory as set forth below:

[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

For the avoidance of doubt, the thresholds referred to in this Section 6.2 are thresholds for, and determined on, a Collaboration Product by Collaboration Product basis. BI’s royalty obligations under this Section 6.2 shall become effective in each country in the Territory at such time as BI, its Affiliates or sublicensee has commenced the First Commercial Sale of Collaboration Product in such country. For the purposes of Royalty payments, all formulations (e.g., tablets, gel caps, topical formulations, parenteral formulations, sustained release formulations, etc.) of a Collaboration Product […***…].

6.3	Royalty Adjustments. Royalties on a Collaboration Product are subject to reductions as a result of the events set forth below; provided, however, in no event will Royalties on a Collaboration Product in any country in any calendar quarter be reduced by more than […***…] of the amounts set forth in Section 6.2 by reason of the reductions set forth in (a) and (b) below.

(a)	Royalty Adjustment for NonPatent Products. If during any given calendar quarter, the making, use or sale of a Collaboration Product would not infringe any Valid Claims within the basic composition-of-matter Collaboration Patent Rights in a country, the royalty on Net sales of Collaboration Products in that country for that calendar quarter will be reduced by […***…] of the rates set forth in Section 6.2 above.

(b)	Third Party Royalties. In the event BI is required to obtain a license and make payments to a Third Party in order to make, have made, use, offer to sell, import, or export a Collaboration Product in a country, […***…] of such payment shall be creditable against payments due to Neurocrine for such Collaboration Product.

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(c)	Generic Products. If, during a given calendar quarter, there is Generic Competition in a particular country then, for each such country in which there is Generic Competition, the Royalties payable to Neurocrine for the Net Sales of such Collaboration Product in such country for such calendar quarter and all future calendar quarters will be reduced by
[…***…] of the royalty rate(s) set forth in Section 6.2 above.

6.4	Term of Royalty. Royalties will be payable on a country by country and a Collaboration Product by Collaboration Product basis until the later of (i) the last to expire of the basic composition-of-matter Patent Rights included within the Collaboration Technology, containing a Valid Claim which would be infringed by the sale of such Collaboration Product in such country or (ii) […***…] following the First Commercial Sale in such country. Upon the expiration of BI’s final remaining obligation to pay Royalties to Neurocrine hereunder with respect to a Collaboration Product in each such country, BI shall have a fully paid, irrevocable, exclusive and unrestricted license under the Collaboration Technology to make, have made, use, sell, and offer to sell and import such Collaboration Product in each such country.

6.5	Reports and Payments.

(a)	Cumulative Royalties. The obligation to pay Royalties under this Article Six shall be imposed only once (i) with respect to any sale of the same unit of Collaboration Product and (ii) with respect to a single unit of Collaboration Product regardless of how many Valid Claims of Patent Rights included in the Collaboration Technology would, but for this Agreement, be infringed by the making, using or selling of such Collaboration Product.

(b)	Statements and Payments. BI shall deliver to Neurocrine within […***…] after the end of each calendar quarter, a report certified by BI as accurate to the best of its ability based on information then available to BI, setting forth for such calendar quarter the following information on a Collaboration Product by Collaboration Product basis: (i) Net Sales of the Collaboration Product, (ii) the basis for any adjustments to the Royalty payable for the sale of the Collaboration Product and (iii) the Royalty due hereunder for the sale of the Collaboration Product. The total Royalty due for the sale of Collaboration Products during a calendar quarter shall be remitted as soon as practicable, and in all cases within […***…] after such report is made.

(c)	Taxes and Withholding. If laws or regulations require withholding of BI of any taxes imposed upon Neurocrine on account of any royalties and advance payments, paid under this Agreement, such taxes shall be deducted by BI as required by law from such remittable royalty and advance payment and shall be paid by BI to the proper tax authorities. Official receipts of payment of any withholding tax shall be secured and sent to Neurocrine as evidence of such payment. The Parties shall exercise their best efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any relevant tax treaty.

(d)

Currency. All amounts payable and calculations hereunder shall be in United States dollars. As applicable, Net Sales shall be translated into United States dollars in accordance with BI’s customary and usual translation procedures, consistently applied. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the royalties shall continue to accrue but the obligation of BI to pay

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royalties on sales in that country shall be delayed until such remittances are possible. Neurocrine shall have the right, upon giving written notice to BI, to receive payment in that country in local currency.

(e)	Maintenance of Records; Audit. For a period of […***…], BI shall maintain and shall cause its Affiliates and sublicensees to maintain complete and accurate books and records in connection with the sale of Collaboration Products hereunder, as necessary to allow the accurate calculation of Royalties and Milestones due hereunder including any records required to calculate any Royalty reductions hereunder. […***…] Neurocrine shall have the right to engage an independent accounting firm reasonably acceptable to BI, at Neurocrine’s expense, which shall have the right to examine in confidence the relevant BI records as may be reasonably necessary to determine and/or verify the amount of Royalty and Milestone payments due hereunder. Such examination shall be conducted during BI’s normal business hours, after […***…] prior written notice to BI and shall take place at the BI facility(ies) where such records are maintained. In the event there was an under-payment by BI hereunder, BI shall promptly (but in no event later than […***…] after BI’s receipt of the independent auditor’s report) make payment to Neurocrine of any short-fall. In the event that there was an over-payment by BI hereunder, Neurocrine shall promptly (but in no event later than […***…] after Neurocrine’s receipt of the independent auditor’s report so correctly concluding) refund to BI the excess amount. In the event any payment by BI shall prove to have been incorrect by more than […***…] to Neurocrine’s detriment, BI will pay the reasonable fees and costs of Neurocrine’s independent auditor for conducting such audit.

6.6	Development Milestones. In consideration for the license rights granted by Neurocrine to BI hereunder, BI will notify Neurocrine within […***…] of the occurrence of the Development Milestone events set forth below. BI shall make the payments, in all cases in U.S. Dollars, as set forth below for such event within […***…] after receipt of Neurocrine’s Invoice.

(a)	[…***…] Milestones. The following […***…] milestone shall be payable […***…] Collaboration Products:

[...***...]	[...***...]
Initiation of [...***...]	[...***...]
Initiation of [...***...]	[...***...]

The “Initiation […***…] milestone event is deemed to occur, on a Collaboration Product by Collaboration Product basis, when […***…] or other […***…] is initiated, as detailed […***…] section of the […***…] set forth in Exhibit C.

If a […***…] for a Collaboration Product is initiated prior to achieving the Initiation of […***…] Milestone, the Initiation of […***…] Milestone will be due and payable upon initiation of such […***…].

In the event the Initiation of […***…] Milestone in subsection (b) below is achieved prior to achievement of the […***…] Milestone[…***…] Milestone will be due and payable.

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(b)	[…***…] Milestones. The following milestones will be payable […***…] for the […***…] Collaboration Product to achieve the event in the […***…]. For avoidance of doubt, in the event that development of the […***…] Collaboration Product […***…] the events set forth below, only those […***…] Milestones that have not been […***…] and paid at the time the […***…] to achieve the […***…] Milestone event in […***…]:

[...***...]	[...***...]
Initiation of [...***...]	[...***...]
Initiation of [...***...]	[...***...]
Initiation of [...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

(c)	[…***…] Milestones. The following milestones will be payable for the first time a Collaboration Product achieves such event […***…] to achieve such events. For avoidance of doubt, in the event that development of a Collaboration Product […***…] Milestones that have not […***…] and paid at the time the Collaboration Product […***…] Milestone event[…***…]:

[...***...]	[...***...]
Initiation of […***…]	[...***...]
[…***…]	[...***...]
[…***…]	[...***...]
[…***…]	[...***...]

(d)	In all cases, the […***…] in which a Milestone is achieved […***…] for the purposes of that Milestone and earns the […***…] Milestone payment, and in all cases, the […***…] in which a Milestone is achieved is considered […***…] for the purposes of that Milestone and earns […***…] and in all cases, […***…] in which a Milestone is achieved is considered […***…] for the purposes of that Milestone and earns the […***…]. Subject to Articles 6.6(b) and 6.6(c), […***…] Milestone has been paid[…***…].

(e)	The milestone payments as set forth above in Section 6.6 (a) through (c) are not to be achieved by any Combination Product, if […***…].

6.7	Sales Milestones. Within […***…] annual Net Sales of Collaboration Product(s) […***…] as detailed below, BI will make the following payments, in U.S. Dollars:

Event	[...***...]
Annual Net Sales of Collaboration Product(s) [...***...]	[...***...]
Annual Net Sales of Collaboration Product(s) [...***...]	[...***...]
Annual Net Sales of Collaboration Product(s) [...***...]	[...***...]

For the purposes of Sales Milestone payments [...***...].

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ARTICLE SEVEN - CONFIDENTIALITY, PUBLICATION AND PUBLIC ANNOUNCEMENTS

7.1	Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for ten (10) years thereafter, each Party (the “Receiving Party”), receiving hereunder any information designated hereunder as Confidential Information of the other Party or information of the other Party marked “Confidential” (in either case, the “Disclosing Party”), shall keep such information confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement except, to the extent that it can be established:

(a)	by the Receiving Party that the Confidential Information was already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;

(b)	by the Receiving Party that the Confidential Information was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)	by the Receiving Party that the Confidential Information became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a party in breach of this confidentiality obligation;

(d)	by the Receiving Party that the Confidential Information was disclosed to that Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;

(e)	by the Receiving Party that the Confidential Information was independently discovered or developed by the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

7.2	Authorized Disclosure.

(a)	Each Party. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

(i)	file or prosecute patent applications claiming inventions included within the Collaboration Technology,

(ii)	prosecute or defend litigation,

(iii)	exercise rights hereunder provided such disclosure is covered by terms of confidentiality similar to those set forth herein, and

(iv)	comply with applicable governmental laws and regulations.

In the event a Party shall deem it necessary to disclose pursuant to this Section 7.2 (a), Confidential Information belonging to the other Party, the Disclosing Party shall to the extent possible give reasonable advance notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.

(b)	Use. BI shall have the right to use Neurocrine Confidential Information in the conduct of the Research Program and in developing and commercializing Collaboration Products. Neurocrine shall have the right to use BI Confidential Information in the conduct of the Research Program. Each Party will have the right, subject to the licenses granted herein, to use the Joint Confidential Information in their internal research and development of products.

7.3	Publications. The Steering Committee will develop a publication plan for the Collaboration. Each Party will submit to the Steering Committee (and after the Steering Committee has been disbanded, to BI) for review and approval all proposed academic, scientific and medical publications, including oral presentations and abstracts, relating to the Research Program, Collaboration Products and/or Collaboration Technology for review in connection with, but not limited to, the preservation of exclusive Patent Rights and/or to determine whether Confidential Information should be modified or deleted. No such proposed publication shall be submitted to any Third Party without having been approved and released by the Steering Committee, or BI if applicable. For the sake of clarity BI shall have the final decision making authority regarding the content, suitability, or acceptability of any and all information contained in such proposed publications. The Steering Committee shall have no less than […***…] to review each proposed publication. The review period may be extended for an additional […***…] in the event the nonpublishing Party can demonstrate to the Steering Committee a reasonable need for such extension including, but not limited to, the preparation and filing of patent applications. Such period may be further extended by the Steering Committee. BI and Neurocrine will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to the Research Program, Collaboration Products and/or Collaboration Technology. Notwithstanding the foregoing, the Parties shall endeavor as far as possible, for ease and convenience, to agree on a universal basis joint authorship in respect of such publications.

7.4	Publicity. The Parties agree on the importance of coordinating their public announcements respecting this Agreement and the subject matter thereof (other than academic, scientific or medical publications that are subject to the publication provision set forth above). The Parties agree that the public announcement of the execution of this Agreement shall be in the form of the press release attached as Exhibit E. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, may only be made by Neurocrine or BI subject to the provisions of this Article 7 and with the review and prior written approval of the other Party, such approval not to be unreasonably withheld or delayed beyond
[…***…] following submission of the approving Party of a draft of the respective disclosure. In no event shall such statements or disclosures disclose, if previously undisclosed, the stage of development of Collaboration Products and/or the financial terms of this Agreement; provided, however, that any disclosure which is required by applicable law, including disclosures required by the U.S. Securities and Exchange Commission or made pursuant to the requirements of the national securities exchange or other recognized stock market on which such Party’s securities are traded, as advised by the disclosing Party’s counsel, may be made without the prior consent of the other Party, although, to the extent practicable and in opinion of counsel to the disclosing Party consistent with such Party’s disclosure obligations, the other Party shall be given […***…] advance notice of any such legally required disclosure to comment and reasonably consider such comments provided by such Party on the proposed disclosure. Notwithstanding the foregoing, it is agreed that the review requirements set forth in this Section 7.4 shall not apply to release or presentation of information regarding this Agreement or Collaboration Products to the extent such information has been previously disclosed by no breach of the confidentiality obligations contained in this Agreement and so is no longer Confidential Information.

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ARTICLE EIGHT - INDEMNIFICATION

8.1	Indemnification by BI. BI will indemnify, defend and hold harmless Neurocrine, its licensees, sublicensees and Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Neurocrine Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) which the Neurocrine Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of (i) any claims of any nature (other than claims by Third Parties relating to patent infringement) arising out of (y) the conduct of the Research Program or use of Collaboration Technology of by, on behalf of or under authority of, BI (other than by a Neurocrine Indemnified Party) or (z) research, development and/or commercialization of Collaboration Products by, on behalf of or under authority of, BI (other than by Neurocrine Indemnified Party) and/or (ii) any BI representation or warranty set forth herein being untrue in any material respect when made, except in each case, to the extent caused by the negligence or willful misconduct of Neurocrine or any Neurocrine Indemnified Party. Notwithstanding the foregoing, BI shall have no obligation to defend, indemnify or hold harmless any Neurocrine Indemnified Party from and against any Liability arising out of or resulting from the infringement of a Third Party Patent Right.

8.2	Indemnification by Neurocrine. Neurocrine will indemnify, defend and hold harmless BI, its licensees, sublicensees and Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “BI Indemnified Party”) from and against all Liability which the BI Indemnified Party may be required to pay to one or more Third Parties arising out of (i) any claims of any nature (other than claims by Third Parties relating to patent infringement) arising out of (x) the conduct of the Research Program or use of Collaboration Technology of by, on behalf of or under authority of, Neurocrine (other than by a BI Indemnified Party) or (y) research, development and/or commercialization of Collaboration Products by, on behalf of or under authority of, Neurocrine (other than by a BI Indemnified Party) and/or (ii) any Neurocrine representation or warranty set forth herein being untrue in any material respect when made, except in each case, to the extent caused by the negligence or willful misconduct of BI or any BI Indemnified Party. Notwithstanding the foregoing, Neurocrine shall have no obligation to defend, indemnify or hold harmless any BI Indemnified Party from and against any Liability arising out of or resulting from the infringement of a Third Party Patent Right.

8.3

Procedure. Each Party will notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article Eight, such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

ARTICLE NINE - TERM AND TERMINATION

9.1	Term. Unless earlier terminated by mutual agreement of the Parties or pursuant to the provisions of this Article Nine, this Agreement will continue in full force and effect.

9.2	Termination for Convenience. Notwithstanding anything contained herein to the contrary, BI shall have the right to terminate this Agreement at any time in its sole discretion by giving Neurocrine […***…] prior written notice provided however that if such termination is to occur during the term of the Research Program […***…] prior written notice will be required. If BI terminates this Agreement pursuant to this Section 9.2, (a) BI will pay all amounts due and owing to Neurocrine as of the termination date, and (b) BI shall continue to be obligated during the termination notice period to perform all of its obligations under this Agreement, […***…]. In addition, as a result of such termination by BI:

(a)	All BI licenses and rights to the Neurocrine Technology will terminate;

(b)	All Neurocrine Confidential Information provided to BI in tangible form and all substances or compositions provided by Neurocrine to BI will be returned to Neurocrine except that BI may retain one copy of the Neurocrine Confidential Information solely for legal archive purposes;

(c)	All BI Confidential Information provided to Neurocrine in tangible form and all substances or compositions delivered or provided to Neurocrine by BI shall be returned to BI except that Neurocrine may retain one copy of the BI Confidential Information solely for legal archive purposes;

(d)	BI will transfer to Neurocrine such […***…] and information reasonably necessary to allow Neurocrine to […***…] including transfer to Neurocrine of any […***…]

(e)	BI will transfer to Neurocrine […***…] generated on Collaboration Products;

(f)	BI will transfer and assign […***…] as well as all other documents and/or information reasonably requested by Neurocrine to enable Neurocrine to continue the development and commercialization of Collaboration Products; and

(g)

BI will, at its sole discretion, either (i) grant to Neurocrine […***…] license under the […***…] and any other […***…] […***…] BI that BI has […***…] of the Collaboration Products and would be […***…] by Neurocrine […***…] set forth in subsection (e) above and without […***…] Neurocrine would […***…] development and commercialization of Collaboration Products (provided this shall not include […***…] other than Collaboration Products) […***…] solely to make, have made, use, import, offer for sale and sell Collaboration Products in the Field of Use in the Territory, or (ii) assign

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it’s rights and interest in the […***…] […***…] to make, have made, use, import, offer for sale and sell Collaboration Products in the Field of Use in the Territory, in each case (i) or (ii) […***…] as stipulated in this Agreement […***…] for the […***…] of the appropriate […***…] not already achieved and/or […***…] and in addition, […***…].

9.3	Termination for Cause. A Party (the “Non-Defaulting Party”) shall have the rights set forth under Sections 9.3 and 9.4, upon Default by the other Party (the “Defaulting Party”), which Default remains uncured for […***…] in the case of non-payment of any amount due […***…] for all other Defaults, each measured from the date written notice of such Default is provided to the Defaulting Party. The Non-Defaulting Party shall provide written notice to the Defaulting Party, which notice shall identify the Default, the intent to so terminate and the actions or conduct that it considers would be an acceptable cure of such Default. In case the Defaulting Party disputes the Default under this Section 9.3, then the issue of whether the Non-Defaulting Party may properly terminate this Agreement on expiration of the applicable cure period shall be resolved in accordance with Section 11.2. If as a result of such dispute resolution process, it is determined that the alleged Defaulting Party committed a Default and the Defaulting Party does not cure such Default […***…] after the date of such arbitration award (the “Additional Cure Period”), then such termination shall be effective as of the expiration of the Additional Cure Period. If the Parties dispute whether such Default was so cured, either Party alone may request the same arbitration tribunal to determine whether it was so cured, and the Parties shall cooperate to allow such determination to be made […***…] after such request by either Party. Such dispute resolution proceeding does not suspend any obligations of either Party hereunder, and each Party shall use reasonable efforts to mitigate any damage. If as a result of such dispute resolution proceeding it is determined that the alleged Defaulting Party did not commit such Default (or such Default was cured in accordance with this Section 9.3, the Additional Cure Period), then no termination shall be effective, and this Agreement shall continue in full force and effect. Notwithstanding the foregoing, Neurocrine shall not have the right to terminate this Agreement for BI’s Default following the initiation of […***…] provided that BI pays Neurocrine the amount of such damages that have been awarded by a dispute resolution proceeding pursuant to Section 11.2 and the underlying Party shall bear the costs and fees incurred by the other Party (including reasonable attorney costs).

9.4	Effects of Termination

(a)	Neurocrine. Upon Default by Neurocrine that remains uncured for the applicable period described in this Section, in addition to any other remedies available to BI at law or in equity, such remedies subject to Section 11.2, BI may in its discretion (i) terminate the Agreement, or (ii) exercise an alternative remedy as set forth below hereunder. For the avoidance of doubt, except as set forth in this clause (a), all rights and obligations under this Agreement shall continue unaffected upon Default by Neurocrine, unless this Agreement is terminated by BI pursuant to Section 9.2. Following the occurrence of an event that would allow BI to terminate this Agreement under Section 9.3 and subject to the conditions set forth in such Section 9.3, the following shall apply as an alternative remedy to such termination right and without consideration (except as otherwise stated below) in lieu of termination of this Agreement:

aa)	Any BI Confidential Information provided to Neurocrine pursuant to this Agreement and all substances or compositions provided by BI to Neurocrine will be promptly returned to BI except that Neurocrine may retain one copy of the BI Confidential Information solely for legal archive purposes;

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bb)	BI shall be released of its ongoing disclosure and information exchange obligations under Article 3 and 7;

cc)	The Steering Committee shall not meet anymore, except to address matters relating to […***…]

dd)	[…***…]

In addition to (aa)-(dd) above, BI may submit the issue of the Neurocrine Default to the arbitration procedure set forth in Section 11.2. The arbitrators will be empowered to determine whether a Default has occurred and set the appropriate remedy for such Default. In the event a Neurocrine Default has a material adverse effect on BI’s ability to develop and commercialize Collaboration Products hereunder, the arbitrators will have the authority to adopt all appropriate remedies including […***…].

(b)	BI. Upon Default by BI, in addition to any other remedies available to Neurocrine at law or in equity, such remedies subject to Section 11.2, Neurocrine may terminate this Agreement and the provisions of Section 9.2 shall apply.

9.5	Bankruptcy. Each Party may, in addition to any other remedies available to it by law or in equity, exercise the rights set forth below by written notice to the other Party (the “Insolvent Party”), in the event the Insolvent Party shall have become insolvent or bankrupt, or shall cease conducting business in the ordinary course, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the Insolvent Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the Insolvent Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or Law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the Insolvent Party, and any such event shall have continued for […***…] undismissed, unbounded and undischarged. All rights and licenses granted under or pursuant to this Agreement by Neurocrine and BI are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that the Parties as licensees of such rights under this Agreement shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in the other Party’s possession, shall be promptly delivered to other Party (i) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless the Party subject to such proceeding elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the other Party.

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9.6	Change of Control. In the event of a Change of Control to a company […***…] within its marketing or development portfolio, or to a company having consolidated sales of ethical pharmaceutical products in the most recently completed calendar year that place such company […***…] provided all payments provided for herein are paid to Neurocrine’s successor, BI shall have the following rights:

a)	BI shall be released of its ongoing disclosure and information exchange obligations under […***…]

b)	The Steering Committee shall not meet anymore, except to address matters relating to […***…].

ARTICLE TEN - INTELLECTUAL PROPERTY

10.1	Ownership, Filing, Prosecution and Maintenance.

a)	BI Patent Rights. BI shall solely own and shall, at its expense, be solely responsible for the preparation, filing, prosecution and maintenance of BI Patent Rights. BI shall have no obligation to continue the prosecution and/or maintenance of any BI Patent Rights in any country and shall be free to abandon such BI Patent Rights at its sole discretion.

b)	Program Patent Rights. […***…] the Program Patent Rights. […***…] for the filing, prosecution, and maintenance of Program Patent Rights. Neurocrine agrees that it will, and will cause its Affiliates to, (i) execute and file those notices and other filings as BI shall request be made, from time to time, with the United States Patent and Trademark Office (or any successor agency) or any analogous patent office in the Territory with respect to the rights granted under this Agreement, and (ii) execute and deliver to BI all assignments and other instruments as BI shall request to effect the filing, prosecution and maintenance of Program Patent Rights. BI will keep Neurocrine reasonably informed of the status of the Program Patent Rights and will provide Neurocrine with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. In all cases, […***…] with respect to the filing, prosecution, and maintenance of Program Patent Rights. Neurocrine agrees […***…] to cooperate with BI to execute assignment documents and other documents and to take any other action reasonably requested by BI to effectuate the intent of this Section 10.1(b).

c)	Neurocrine Patents Rights. […***…] the Neurocrine Patent Rights. […***…] for the filing, prosecution, and maintenance of the Neurocrine Patent Rights. Neurocrine agrees that it will, and will cause its Affiliates to, (i) execute and file those notices and other filings as BI shall request be made, from time to time, with the United States Patent and Trademark Office (or any successor agency) or any analogous patent office in the Territory with respect to the rights granted under this Agreement, and (ii) execute and deliver to BI all assignments and other instruments as BI shall request to effect the filing, prosecution and maintenance of the Neurocrine Patent Rights. BI will keep Neurocrine reasonably informed of the status of the Neurocrine Patent Rights and will provide Neurocrine with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. In all cases, […***…] with respect to the filing, prosecution, and maintenance of Neurocrine Patent Rights. Neurocrine agrees […***…] to cooperate with BI to execute assignment documents and other documents and to take any other action reasonably requested by BI to effectuate the intent of this Section 10.1(c).

d)	[…***…] Patent Rights on a Collaboration Product. Promptly following the […***…] in respect of a Collaboration Product, […***…] its rights, title and interest in any […***…] that claims […***…]. Each such Patent so […***…] shall be subject to all applicable licenses and payment and other obligations set forth in this Agreement.

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e)	Abandonment of Patent Rights. […***…] may elect to discontinue payment for the costs and expenses of preparation, filing, prosecution, validation or maintenance of any […***…] on a country-by-country and application-by-application or patent-by-patent basis, at any time and in its sole discretion.

10.2	Extension of Patent Rights. At the time […***…] shall have the exclusive right, but not the obligation, to seek, […***…] patent term extensions or supplemental patent protection in any country in the Territory in respect of Neurocrine Patent Rights, BI Patent Rights, or Program Patent Rights. […***…] to obtain such patent term extensions or supplement protection, where applicable. Neurocrine and BI shall cooperate in connection with all such activities, […***…] will give due consideration to all suggestions and comments […***…] regarding any such activities, but in the event of a disagreement between the Parties,
[…***…]. In the case where […***…] determines to seek such patent term extensions or supplement patent protection in respect of […***…] shall appoint […***…] as […***…] for the sole purpose of submitting an application to extend the term of such patent, an application for a Supplementary Protection Certificate, or an equivalent thereof. […***…] shall co-operate with […***…] in connection with any such application.

10.3	Interference, Opposition, Reexamination and Reissue. Each Party shall, within […***…] of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to Neurocrine Patent Rights or Program Patent Rights. BI and Neurocrine shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. BI shall have the right to review and approve any submission to be made in connection with such proceeding.

a)	Neurocrine shall not initiate any reexamination, interference or reissue proceeding relating to Neurocrine Patent Rights or Program Patent Rights without the prior written consent of BI, which consent shall not be unreasonably withheld.

b)	In connection with any interference, opposition, reissue, or reexamination proceeding relating to Neurocrine Patent Rights and Program Patent Rights, BI and Neurocrine will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Neurocrine shall keep BI informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

c)	[…***…] of any interference, opposition, reexamination or re-issue proceeding relating to the Neurocrine Patent Rights and Program Patent Rights.

10.4	Enforcement of Patent Rights.

a)	Notification. Each Party shall promptly notify each other of any infringement of the Neurocrine Patent Rights, BI Patent Rights, or Program Patent Rights which may come to its attention.

b)	Patent Rights. Except as set forth below, BI shall have the right, but not the obligation, in its own name, to enforce Neurocrine Patent Rights, BI Patent Rights, and Program Patent

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Rights against any Third Party suspected of infringing a claim of such a Patent Right in the Territory. BI shall have exclusive control over the conduct of any such proceedings, including the right to settle or compromise such proceedings consistent with the licenses hereunder, provided, however, that BI may not settle or compromise any such action in a manner which diminishes the Patent Rights relating to any Neurocrine Patent Rights or Program Patent Rights without Neurocrine’s consent or which would impose any financial obligation on Neurocrine without Neurocrine’s consent. The expenses of any proceeding […***…] including legal fees and costs, shall be […***…]. Any award or recovery paid to […***…] as a result of such patent infringement proceedings (whether by way of settlement or otherwise) shall first be applied toward […***…] and from the remainder, if any […***…] as applied to the remainder as though such remainder […***…].

10.5	Paragraph IV Notices. If either Party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) (a “Paragraph IV Notice”) concerning Neurocrine Patent Rights, BI Patent Rights, or Program Patent Rights, then it shall provide a copy of such Paragraph IV Notice to the other Party as soon as practical, and in no event later than within […***…] after its receipt thereof. […***…] shall have the right […***…] to initiate patent infringement litigation based on a Paragraph IV Notice concerning Neurocrine Patent Rights, BI Patent Rights, and Program Patent Rights, […***…] upon request of
[…***…] shall reasonably cooperate […***…] in any such litigation, or file such action in […***…] if required […***…] and shall join in any such litigation […***…]. Any award or recovery paid to […***…] as a result of such patent infringement proceedings (whether by way of settlement or otherwise) shall first be applied toward […***…] and from the remainder, if any, […***…] as applied to the remainder as though such remainder […***…].

10.6	Infringement Defense. BI will defend and control any suit against any of BI, BI’s Affiliates or sublicensees, alleging infringement of any patent or other intellectual property right of a Third Party arising out of the manufacture, use, sale, offer to sell or importation of a Collaboration Product by BI, BI’s Affiliates or sublicensees in the Territory. BI shall be responsible for the costs and expenses, including legal fees and costs, associated with any suit or action. BI and Neurocrine will consult with one another and co-operate in the defense of any such action. If BI finds it necessary or desirable to join Neurocrine as a party to any such action, Neurocrine will execute all papers and perform such acts as shall be reasonably required, […***…].

10.7	No Challenge. In the event either Party, its Affiliates or sublicensees take, or assist any Third Party in taking, any action to challenge or contest the title or validity of the Collaboration Patent Rights as they relate to the making, having made, using, selling, offering for sale, importing of, or having imported Collaboration Products in the Field of Use in the Territory, such action […***…].

10.8	Inventorship. Inventorship with respect to all Patent Rights under this Agreement shall be determined according to United States Law.

ARTICLE ELEVEN - MISCELLANEOUS

11.1	Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York, without regard to its conflicts of laws rules.

11.2	Arbitration. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the

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Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Rules of Arbitration of the ICC (International Chamber of Commerce) and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

The arbitration shall be conducted by a panel of three (3) persons. Within […***…] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within […***…] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York City, New York, and all proceedings and communications shall be in English.

Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The scope of the authority of the arbitrators shall be limited to the strict application of law. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party participating in an arbitration pursuant to the terms of this Agreement shall, subject to the award of the arbitrators, […***…]. The arbitrators shall have the power to award recovery of all costs (including reasonable attorney’s fees, administrative fees, arbitrator’s fees and court costs) to the prevailing party.

Neither Party shall be required to give general discovery of documents, but may be required only to produce specific, identified documents which are relevant or considered relevant by the arbitrators to the dispute.

Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of both Parties. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the […***…].

The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns […***…].

11.3	Jury Waiver. Each of the Parties hereto irrevocably und unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement.

11.4

Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party. Notwithstanding the foregoing (a) each Party may assign this Agreement (i) by operation of law in connection with a merger of a Party with or into another person or to any successor; or (ii) to any of its Affiliates, provided that the assigning Party remains primarily liable for all of its obligations hereunder; and (b) each Party may sublicense its rights to the extent permitted under this Agreement. This Agreement shall be

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binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section11.4 shall be void.

11.5	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

11.6	Force Majeure. No Party shall be liable to the other Party for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided, however, that such affected Party commences and continues to use its Commercially Reasonable Efforts to cure such cause.

11.7	Correspondence and Notices.

(a)	Ordinary Notices. Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement shall be delivered by hand, sent by facsimile transmission (receipt verified), transmitted electronically (confirmed by delivery of the hardcopy original by overnight courier), or by airmail to the employee or representative of the other Party who is designated by such other Party to receive such written communication.

(b)	Extraordinary Notices. Extraordinary notices and other communications hereunder (including, without limitation, any Invoice, notice of Force Majeure, Default, termination, change of address, exercise of rights to negotiate additional agreements, etc.) shall be in writing and shall be deemed given (i) upon the date of personally delivery or by facsimile transmission (receipt verified), provided that such date is a business day and if confirmed by delivery of the hardcopy original by overnight courier or registered mail; or (ii) one (1) day after dispatch by overnight courier; or (iii) five (5) days after dispatch of registered or certified mail (return receipt requested), postage prepaid, in each case (i), (ii) or (iii) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

All correspondence to BI shall be addressed as follows:

Boehringer Ingelheim International GmbH

Binger Strasse 173

55216 Ingelheim Rhein

Germany

Attention: Sr. V.P, and Head of P.M. Business Development and Licensing/Strategy

Facsimile: […***…]

With a copy to:

Head of Corporate Department Law

(address as above)

Facsimile: […***…]

37	*** Confidential Treatment Requested

All correspondence to Neurocrine shall be addressed as follows:

Neurocrine Biosciences, Inc.

12780 El Camino Real

San Diego, California U.S.A. 92130

Attention: Chief Executive Officer

Cc: General Counsel and Secretary

11.8	Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.9	Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

11.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together the same document.

11.11	Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.12	Severability. In the event that any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefore such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law unless doing so would have the effect of materially altering the right and obligations of the Parties in which event this Agreement shall terminate and all the rights and obligations granted to the Parties hereunder shall cease and be of no further force and effect.

11.13	Entire Agreement of the Parties. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, among the Parties respecting the subject matter hereof and thereof.

11.14	Independent Contractors. The relationship between BI and Neurocrine created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

11.15	No Trademark Rights. Expect as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “Neurocrine Biosciences” “Boehringer Ingelheim,” or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of this Agreement.

11.16

Accrued Rights; Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit to any Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder.

Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of the Agreement, including, without limitation, those obligations set forth in Sections 2.5, 3.3, 3.5,11.1,11.2, 11.3, Articles Seven and Eight hereof.

11.17	Export. Notwithstanding anything to the contrary set forth herein, all obligations of Neurocrine and BI are subject to prior compliance with United States and foreign export regulations and such other United States and foreign laws and regulations as may be applicable and to obtaining all necessary approvals required by applicable agencies of the governments of the United States and foreign jurisdictions. Neurocrine and BI will co-operate with one another and provide assistance to one another as reasonably necessary to obtain any required approvals.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

BOEHRINGER INGELHEIM INTERNATIONAL GmbH.

	/s/ Dr. Klaus Wilgenbus		/s/ Dr. Christian Hauke
By:	Dr. Klaus Wilgenbus	By:	Dr. Christian Hauke
Title:	Authorized Signatory	Title:	Authorized Signatory

NEUROCRINE BIOSCIENCES, INC.

/s/ Kevin C. Gorman
By:	Kevin C. Gorman
Title:	President and Chief Executive Officer

Exhibit A

[…***…]

[…***…]

41	*** Confidential Treatment Requested

Exhibit B

Neurocrine Patent Rights

[…***…]

42	*** Confidential Treatment Requested

Exhibit C

Research Plan

[…***…]

43	*** Confidential Treatment Requested

Exhibit D

Invoice Requirements

All payments under this Agreement shall be made by wire transfer to a bank account to be designated on the Invoice which explicitly outlines the following information:

•	Name and address of the providing entrepreneur

•	Name and address of the recipient

•	Bank and bank account details

•	VAT-ID number or taxpayer identification number

•	Date of invoice

•	Consecutive invoice-number or contract-number of the invoicing entrepreneur

•	BI-contract number as outlined on the first page of the agreement

•	Quantity and kind of deliveries or services

•	Due date of payments

•	Time of deliveries or services

•	Net consideration and currency, if necessary broken down into tax rates and particular tax exemptions

•	Tax rate (if applicable)

•	Amount of VAT (if applicable)

Exhibit E

Pre-approved Announcement Regarding the Collaboration

FOR IMMEDIATE RELEASE

Contact at Neurocrine Biosciences

Investor Relations

(858) 617-7600

NEUROCRINE BIOSCIENCES ANNOUNCES A WORLDWIDE COLLABORATION WITH BOEHRINGER INGELHEIM TO RESEARCH AND DEVELOP GPR119 AGONISTS FOR TYPE II DIABETES

San Diego, CA/USA – June xx, 2010 - Neurocrine Biosciences, Inc. (NASDAQ: NBIX) announced today that they have established a worldwide collaboration with Boehringer Ingelheim to research and develop small molecule GPR119 agonists for the treatment of Type II diabetes and other indications. The companies will work jointly to identify and advance candidates into pre-clinical development. Boehringer Ingelheim is responsible for the global development and commercialization of potential GPR119 agonist products.

Under the terms of the collaboration agreement, Neurocrine Biosciences will receive a $10 million upfront payment, research funding to support discovery efforts and is eligible to receive up to $225 million in milestone payments based on the achievement of development, regulatory and commercial goals as well as royalty payments on any future product sales. Further financial details were not disclosed.

“We are looking forward to working with a high-quality partner who shares our commitment to thorough science and our collaborative culture. We are excited to bring our technology platform “SiNERGTM,” a suite of assays and assay systems that address parameters such as residence time, kinetics, allosteric interactions and ligand-biased intracellular signaling pathways, coupled with our integrated chemical synthetic, purification and analytical methodologies to this collaboration,” said Dr. Dimitri E. Grigoriadis, Vice President Research at Neurocrine. “Combining Boehringer Ingelheim’s research and development expertise in metabolic disorders with Neurocrine’s unique capabilities in small molecule discovery for GPCRs, provides a strong platform for development of new therapies for Type II diabetes.”

About GPR119 Agonists

GPR119 is a G-protein coupled receptor (GPCR) that has been implicated as a novel target for the treatment of Type II diabetes. The activation of GPR119 receptors located in the digestive system stimulates incretins, resulting in increased insulin production, while activation of GPR119 receptors located on pancreatic islet beta cells also stimulates insulin secretion.

About Type II Diabetes

Type II diabetes is characterized by the reduced ability to secrete and respond to insulin. Drugs which can enhance the secretion of insulin in response to rising blood glucose levels can improve blood glucose control without increased risk of hypoglycemia. Nearly 25 million suffer from Type II diabetes in the United States alone with a worldwide prevalence of nearly 200 million. Recent estimates put the total direct and indirect costs of diabetes at $174 billion.

About Neurocrine Biosciences, Inc.

Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, irritable bowel syndrome, insomnia, and other neurological and endocrine related diseases and disorders. Neurocrine Biosciences news releases are available through the Company’s website via the internet at http://www.neurocrine.com.

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause Neurocrine’s actual results to differ materially from those indicated in the forward looking statements are risks and uncertainties associated with Neurocrine’s business and finances and research programs in general including, but not limited to, risk and uncertainties associated with, or arising out of, drug discovery, pre-clinical and clinical development of products and specifically risk that the GPR119 agonist program may not generate any development candidates that lead to clinical testing or commercial products; risk that GPR119 agonist compounds will not prove efficacious for the treatment of type II diabetes; risk relating to Neurocrine’s reliance on its collaborator for GPR119 agonist product development and commercialization; risk that Neurocrine could fail to meet its obligations under the GPR119 agonist program collaboration agreement which would cause it to forfeit certain rights and/or reduce future product payments; uncertainties relating to patent protection for GPR119 agonist compounds and intellectual property rights of third parties in the GPR119 agonist field; impact of competitive products and technological changes that may limit demand for Neurocrine’s products; and the other risks described in Neurocrine’s report on Form 10-K for the year ended December 31, 2009 and most recent report on Form 10-Q filed for the third quarter ended, March 31, 2010. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.